EXHIBIT 5.1

[LETTERHEAD OF SEWARD & KISSEL LLP]

August 5, 2010

Excel Maritime Carriers Ltd.
Par La Ville Place
14 Par La Ville Road
Hamilton HM JX Bermuda

Re:           Excel Maritime Carriers Ltd.

Ladies and Gentlemen:

We have acted as counsel to Excel Maritime Carriers Ltd. (the "Company") and its subsidiaries listed on Schedule A attached hereto (the "Subsidiaries") in connection with the Company's registration statement on Form F-3 (File No. 333–       ) (such registration statement as amended or supplemented from time to time, the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on August 5, 2010, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") of (i) an indeterminate number of securities to be offered by the Company, which may include shares of the Company's Class A common stock, par value $0.01 per share, (the "Class A Shares"), shares of the Company's preferred stock, par value $0.01 per share, (the "Preferred Shares"), debt securities of the Company (the "Debt Securities"), guarantees issued by the Subsidiaries with respect to any Debt Securities (the "Guarantees"), warrants to purchase the Company's securities (the "Warrants"), purchase contracts to purchase the Company's securities (the "Purchase Contracts"), and units that comprise any of the foregoing securities (the "Units" and, together with the Class A Shares, Preferred Shares, Debt Securities, Guarantees, Warrants and Purchase Contracts, the "Primary Securities") and (ii) the securities to be offered by the selling securityholders identified in the Registration Statement, consisting of 29,894,005 shares of the Company's Class A common stock, par value $0.01 per share (the "Existing Shares"), 4,071,428 of the Company's Class A common stock purchase warrants (the "Existing Warrants") and 4,071,428 shares of the Company's Class A common stock issuable upon the exercise of the Warrants (the "Warrant Shares").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) the warrant agreements under which the Existing Warrants were issued, as amended, filed as exhibits to the Registration Statement (the "Warrant Agreements"); (iv) each document incorporated or deemed to be incorporated by reference into the Registration Statement; (v) the Amended and Restated Articles of Incorporation and Bylaws of the Company; and (vi) such other corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, officers and directors of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that, under the laws of the Republic of Liberia:

1. The Primary Securities have been duly authorized, and when the Primary Securities, other than Debt Securities, are issued, sold and paid for as contemplated in the Prospectus or any supplement thereto, will be validly issued, fully paid and non-assessable.

2. The Primary Securities consisting of Class A Shares and Preferred Shares issuable under the terms of an indenture, Warrants, Purchase Contracts and as part of Units, when issued, sold and paid for as contemplated in the Prospectus or any supplement thereto, will be validly issued, fully paid and non-assessable.

 3. Under the laws of the State of New York, the Debt Securities, when issued for value and delivered in accordance with the applicable indenture, and upon due execution and delivery as contemplated in the Prospectus or any supplement thereto, will constitute legal, valid and binding obligations of the Company in accordance with their terms.

 4. The Existing Shares and Existing Warrants have been duly authorized, and are validly issued, fully paid and non-assessable.

5. Under the laws of the State of New York, the Existing Warrants constitute the legal, valid and binding obligations of the Company in accordance with the terms of the Warrant Agreements.

 6. The Warrant Shares have been duly authorized and, when issued, delivered, sold and paid for upon exercise of such Existing Warrants, as contemplated by the Warrant Agreements, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York.  In rendering this opinion we make it known that we are not admitted to practice before the courts of the Republic of Liberia and, accordingly, insofar as Liberian law is involved in the opinions hereinafter expressed, we have relied upon opinions and advice of Liberian counsel rendered in transactions which we consider to be sufficiently similar to those contemplated by the Registration Statement and Warrant Agreements as to afford a satisfactory basis for such opinions, upon our independent examination of Section 40 of the Liberian General Construction Law (Title 16 of the Liberian Code of Laws of 1956), the Liberian Corporation Law of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956), including amendments thereto through July, 1973, the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised), including amendments thereto through June 19, 2002, and the Liberian Internal Revenue Code, Personal and Business Income Tax Law (Part II, Chapter 112 of Title 376 of the Liberian Code of Laws Revised, effective, July 1, 1977), including amendments thereto through November 19, 1994 (with exceptions, January 1, 2001) (the "Liberian Personal and Business Income Tax Law") and the Revenue Code of Liberia Phase One (Taxation of Earnings from Ships and Aircraft and of Nonresident Legal Persons, etc.) Regulations 2004 (the "2004 Regulations"), each as made available to us by The Liberian International Ship & Corporate Registry, LLC or, prior to December 31, 1999, by Liberian Corporation Services, Inc. and upon our knowledge of the interpretation of analogous laws in the United States of America.  In rendering the opinions set forth below, we have assumed that the Liberian laws and regulations examined by us have not been the subject of any further amendments and that the persons who executed the aforementioned certificates of public officials are duly authorized to act in such capacity on behalf of the Ministry of Foreign Affairs of the Republic of Liberia.

This opinion is limited to the law of the State of New York and the federal law of the United States of America and the laws of the Republic of Liberia as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP
Seward & Kissel LLP

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